Exhibit 99.1

Ramtron Appoints Pete Zimmer Vice President of Worldwide Sales

COLORADO SPRINGS, Colo.--(BUSINESS WIRE)--August 10, 2011--U.S. semiconductor maker Ramtron International Corporation (NASDAQ: RMTR) today announced the appointment of Pete Zimmer as vice president of sales. Mr. Zimmer will report to Eric Balzer, Ramtron’s chief executive officer. As vice president of sales, Mr. Zimmer will oversee Ramtron’s worldwide sales organization for all Ramtron product lines including high-performance F-RAM memory, wireless memory, and integrated products.

Pete Zimmer brings 29 years of semiconductor sales management, engineering, marketing and quality assurance experience to his position at Ramtron. Most recently, he was director of Worldwide Microcontroller Marketing & Vertical Markets at Texas Instruments where he was responsible for driving significant revenue growth for microcontrollers in 2010. Prior to his position at Texas Instruments, Pete was executive vice president of Worldwide Sales & Applications at Luminary Micro until Texas Instruments acquired Luminary Micro in 2009. Prior to Luminary Micro, he was vice president of Americas Sales at Microchip Technology, a leading provider of microcontroller and analog semiconductors. Between 1981 and 1997, he held various positions in the high-technology industry. He holds a B.A. from Oakland University and attended Michigan State University where he studied business and marketing.

“Pete has the right mix of semiconductor sales leadership skills, proven customer focus, track record of sales growth, and first-hand knowledge of the opportunities in our end markets to build and manage a high-performance sales organization at Ramtron,” said Eric Balzer, Ramtron’s chief executive officer. “With his team approach to driving organizational excellence in fast-paced environments, Pete is an ideal fit for the company as we expand our market opportunities by helping customers use F-RAM advantages to solve their system design challenges. His past experience will also be instrumental as we aim to accelerate our revenue growth through the introduction of new product platforms and higher-valued mixed-signal system solutions.”

About Ramtron

Ramtron International Corporation, headquartered in Colorado Springs, Colorado, is a fabless semiconductor company that designs, develops and markets specialized semiconductor memory, microcontroller and integrated semiconductor solutions used in a wide range of product applications and markets.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements herein that are not historical facts are “forward-looking statements.” These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. Please refer to Ramtron’s Securities and Exchange Commission filings for a discussion of such risks. The forward-looking statements in this release are being made as of the date hereof, and Ramtron expressly disclaims any obligation to update or revise any forward-looking statements contained herein.

CONTACT:
Ramtron
IR
Lee A. Brown 719-481-7213
lee.brown@ramtron.com